Exhibit 99.1

News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384

767 Fifth Avenue	Media Relations:
New York, NY 10153	Alexandra Trower
(212) 572-4430

THE ESTÉE LAUDER COMPANIES TO ISSUE $1.5 BILLION OF SENIOR NOTES

New York, NY, February 6, 2017 — The Estée Lauder Companies Inc. (NYSE: EL) today announced the offering and pricing of $500 million aggregate principal amount of its 1.80% Senior Notes due 2020, $500 million aggregate principal amount of its 3.15% Senior Notes due 2027 and $500 million aggregate principal amount of its 4.15% Senior Notes due 2047.

The offering was made pursuant to an effective registration statement filed by The Estée Lauder Companies Inc. with the Securities and Exchange Commission and effective as of May 22, 2015. The closing of the offering is expected to occur on or about February 9, 2017.

The Company intends to use the net proceeds of the offering for general corporate purposes, including to repay outstanding commercial paper as it matures and to refinance its $300 million aggregate principal amount of 5.55% Senior Notes due May 15, 2017.

Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp. and MUFG Securities Americas Inc. are the joint book-running managers for the offering. Copies of the prospectus supplement and accompanying prospectus may be obtained, when available, by contacting Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-800-831-9146 or by email at prospectus@citi.com; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attn: High Grade Syndicate Desk, or by telephone at 1-212-834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department, by telephone at 1-800-294-1322 or by email at dg.prospectus_requests@baml.com; BNP Paribas Securities Corp., 787 Seventh Avenue, New York, New York 10019, or by telephone at 1-800-854-5674 or by email at new.york.syndicate@bnpparibas.com or MUFG Securities Americas Inc., 1221 Avenue of the Americas, 6th Floor, New York, New York 10020 or by telephone at 1-877-649-6848.

An electronic copy of the prospectus supplement and accompanying prospectus will also be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of these notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to the notes became effective on May 22, 2015, and this offering is being made by means of a prospectus supplement.

About The Estée Lauder Companies Inc.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in over 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M·A·C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, By Kilian, BECCA and Too Faced.